Exhibit (c)(7)

SCUDDER STATE TAX-FREE INCOME SERIES

Redesignation of Series

The undersigned, being a majority of the Trustees of Scudder State Tax-Free Income Series, a Massachusetts business trust (the “Fund”), acting pursuant to Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust dated May 27, 1994, as amended (the “Declaration of Trust”) do hereby amend the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest dated February 1, 2003, as filed with the Secretary of the Commonwealth of Massachusetts on April 24, 2003 as follows:

The series presently designated as listed in Column A are each hereby redesignated as their corresponding name listed in Column B:

Column A	Column B
Scudder New York Tax-Free Income Fund	DWS New York Tax-Free Income Fund
Scudder California Tax-Free Income Fund	DWS California Tax-Free Income Fund

                All other terms and conditions of the Amended and Restated Establishment and Designation of Series of Shares of Beneficial Interest dated February 1, 2003 shall remain in effect.

The foregoing Redesignation of Series shall be effective February 6, 2006.

IN WITNESS WHEREOF, the undersigned have this day signed this Instrument.

/s/ John W. Ballantine	/s/ Lewis A. Burnham
John W. Ballantine, Trustee	Lewis A. Burnham, Trustee
/s/ Donald L. Dunaway	/s/ James R. Edgar
Donald L. Dunaway, Trustee	James R. Edgar, Trustee
/s/ Paul K. Freeman	/s/ Robert B. Hoffman
Paul K. Freeman, Trustee	Robert B. Hoffman, Trustee
/s/ William McClayton	/s/ William N. Shiebler
William McClayton, Trustee	William N. Shiebler, Trustee
/s/ Robert H. Wadsworth	/s/ Shirley D. Peterson
Robert H. Wadsworth, Trustee	Shirley D. Peterson, Trustee

/s/ John G. Weithers
John G. Weithers, Trustee

Dated: November 16, 2005